Exhibit 99.1

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. LOWERS FOURTH QUARTER EARNINGS ESTIMATE

BILOXI, MISS. (April 27, 2004)—Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today lowered its estimate of fourth quarter (ended April 25, 2004) earnings to a range of $0.34 to $0.38 per diluted share (before pre-opening costs and the previously disclosed charge related to the March refinancing of its $390.0 million 8¾% Senior Subordinated Notes). The company’s previous comparable estimate of fourth quarter earnings was $0.52 to $0.58 per diluted share.

The company attributed the change in estimate principally to the effects of its expansion and development activities. The specific factors that caused the change were a less than anticipated immediate positive impact from the new hotel at the Isle-Bossier City and the casino at the Isle-Our Lucaya in the Bahamas; greater than expected construction disruption at its properties in Black Hawk, CO; lower than expected volumes at the Blue Chip-Castle Hill Casino in Dudley, England; greater than expected costs for corporate new development; and greater than expected interest expense related to untendered 8¾% Senior Subordinated Notes (which were eventually tendered in full in connection with the company’s refinancing).

The company’s fourth quarter EBITDA1 (adjusted to exclude the effects of pre-opening costs and the refinancing charge) is expected to be in the range of $64.5 million to $66.0 million, compared to the company’s previous comparable estimate of $72.0 million to $76.0 million. The company expects to report record adjusted EBITDA for the fiscal year ended April 25, 2004 of approximately $249.0 million to $251.0 million. Further, the company expects to maintain its strong restricted group credit statistics of total debt/adjusted EBITDA in the low 4’s and adjusted EBITDA/cash interest in the high 2’s.

After taking into account the charge of $17.0 million, net of income taxes, or $0.57 per diluted share, related to the refinancing of its $390.0 million 8¾% Senior Subordinated Notes and after excluding the dilutive effect of stock options in the fourth quarter, the company anticipates that it will report a net loss per share for the fourth quarter ended April 25, 2004 of approximately $0.14 to $0.21 and report net income for the fiscal year ended April 25, 2004 of approximately $25.0 million to $27.0 million, or $0.82 to $0.90 per diluted share. Without taking into account the refinancing charge and related income taxes, the company expects to report net income for the fiscal year ended April 25, 2004 of approximately $42.0 million to $44.0 million, or $1.37 to $1.46 per diluted share.

The company will release its fourth quarter and fiscal year end results and will host an investor conference call in mid-June, details to be announced at a later date.

Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 16 casinos in 14 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos) and Cripple Creek, Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahamas, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the fiscal year ended April 27, 2003 and Forms 10-Q for the fiscal quarters ended since that date.

Contact:
Allan B. Solomon, Executive Vice President, 561-995-6660
Rex Yeisley, Chief Financial Officer, 228-396-7052
Lori Hutzler, Director of Corporate Communications, 228-396-7031

(1)EBITDA is “earnings before interest, income taxes, depreciation and amortization.” EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. EBITDA should not be construed as an alternative to operating income, as an indicator of the company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity’ or as an alternative to any other measure determined in accordance with accounting principles generally accepted in the United States. The company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Further, the company adjusted EBITDA for pre-opening costs and the refinancing charge.

	Three Months Ended April 25, 2004			Fiscal Year Ended April 25, 2004
	Range of Estimate			Range of Estimate

	(In thousands)

Adjusted EBITDA(1)	$64,500	$65,250	$66,000	$249,000	$250,000	$251,000
(Add)/deduct:
Debt extinguishment costs	26,115	26,115	26,115	26,115	26,115	26,115
Preopening expense	189	189	189	2,239	2,239	2,239
Depreciation and amortization	23,500	23,500	23,500	89,195	89,195	89,195

Operating income	14,696	15,446	16,196	131,451	132,451	133,451
Interest expense, net	21,200	20,900	20,900	83,223	82,923	82,923
Minority interest	2,200	2,200	2,200	10,239	10,239	10,239
Income (loss) before income taxes	(8,704)	(7,654)	(6,904)	37,989	39,289	40,289
Income tax expense (benefit)	(2,350)	(2,985)	(2,693)	13,137	12,502	12,794
Net income (loss	$(6,354)	$(4,669)	$(4,211)	$24,852	$26,787	$27,495